Exhibit 99.1

                   Maxus Real Property Investors-Four, L.P.

                       Financial Statements and Schedules

                           November 30, 2000 and 1999

                   (With Independent Auditors' Report Thereon)

                   Maxus Real Property Investors-Four, L.P.

                                Table of Contents


                                                                            Page

Independent Auditors' Reports                                                1

Balance Sheets                                                               2

Statements of Operations                                                     3

Statements of Partners' Deficit                                              4

Statements of Cash Flows                                                     5

Notes to Financial Statements                                                6

Schedules

1    Reconciliation of Partners' Deficit                                    13

2    Real Estate and Accumulated Depreciation                               14

                          Independent Auditors' Report

To the Partners of
   Maxus Real Property Investors-Four, L.P.:

We have audited the accompanying balance sheets of Maxus Real Property Investors-Four, L.P. (the Partnership) as of November 30, 2000 and 1999, and the related statements of operations, partners' deficit, and cash flows for the years then ended. Our audits also included the information included in the financial statement schedules listed in the accompanying table of contents. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partner, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxus Real Property Investors-Four, L.P. as of November 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                              /s/ KPMG LLP

December 22, 2000

                   MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 2000 and 1999

               Assets                                             2000                    1999
                                                                  ----                    ----
Investment property (note 2):
  Land                                                       $  1,014,000               1,014,000
  Buildings and improvements                                   15,313,000              15,225,000
                                                               ----------              ----------

                                                               16,327,000              16,239,000

  Less accumulated depreciation                                 9,259,000               8,655,000
                                                                ---------               ---------
                                                                7,068,000               7,584,000
  Investment property held for sale                                   --                3,400,000
                                                                ---------               ---------
    Total investment property, net                              7,068,000              10,984,000

Cash                                                            1,186,000                  21,000
Accounts receivable, less allowance for doubtful accounts          51,000                 189,000
Prepaid expenses                                                   12,000                  18,000
Deferred expenses, less accumulated amortization                   93,000                 102,000
                                                                   ------                 -------

                                                               $8,410,000              11,314,000
                                                               ==========              ==========
             Liabilities and Partners' Deficit

Liabilities:
   Mortgage notes payable (note 2)                             $9,900,000              13,826,000
   Accounts payable and accrued expenses                          124,000                 465,000
   Refundable tenant deposits                                      99,000                  69,000
                                                                   ------                  ------

      Total liabilities                                        10,123,000              14,360,000

Partners'  deficit                                             (1,713,000)             (3,046,000)
                                                               ----------              ----------

      Total liabilities and partners'  deficit                 $8,410,000              11,314,000
                                                               ==========              ==========


See accompanying notes to financial statements.

                   MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                            Statements of Operations

                     Years ended November 30, 2000 and 1999

                                                                     2000           1999
                                                                     ----           ----
Revenues:
       Rental (note 3)                                          $ 2,783,000      2,818,000
       Other                                                        287,000        432,000
                                                                    -------        -------
         Total revenues                                           3,070,000      3,250,000
                                                                  ---------      ---------

Expenses:
       Depreciation and amortization                                706,000        612,000
       Repairs and maintenance, including common
         area maintenance                                           384,000        500,000
       Real estate taxes                                            217,000        377,000
       Interest, net                                              1,039,000      1,102,000
       Professional fees                                            118,000        352,000
       General and administrative                                   201,000        211,000
       Utilities                                                    186,000        181,000
       Management fees -- related parties                           183,000        101,000
       Other                                                        244,000        317,000
                                                                    -------        -------
         Total expenses                                           3,278,000      3,753,000
                                                                  ---------      ---------
         Loss before adjustment to liquidation basis
           and gain on sale                                        (208,000)      (503,000)

Adjustment to liquidation basis (note 1)                               --          585,000
Gain on sale of Cobblestone Court (note 7)                        1,541,000           --
                                        -                         ---------      ---------
         Net income                                             $ 1,333,000         82,000
                                                                ===========      =========
Net income allocation:
       General partners                                         $    23,000          1,000
       Limited partners                                           1,310,000         81,000
                                                                  ---------      ---------
                                                                $ 1,333,000         82,000
                                                                ===========      =========
Limited partners' data:
       Net income per unit                                      $     96.82           5.96
                                                                ===========      =========
       Weighted average limited partnership units outstanding        13,529         13,529
                                                                ===========      =========

See accompanying notes to financial statements.

                   MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                         Statements of Partners' Deficit

                     Years ended November 30, 2000 and 1999

                                     Limited          General
                                     partners        partners         Total
                                     --------        --------         -----
Balance at November 30, 1998      $ (2,808,000)      (320,000)     (3,128,000)

Net income                              81,000          1,000          82,000
                                     ---------       --------      ----------
Balance at November 30, 1999        (2,727,000)      (319,000)     (3,046,000)

Net income                           1,310,000         23,000       1,333,000
                                     ---------       --------      ----------
Balance at November 30, 2000      $ (1,417,000)      (296,000)     (1,713,000)
                                   ===========       ========      ==========

See accompanying notes to financial statements.

                  MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                            Statements of Cash Flows

                     Years ended November 30, 2000 and 1999

                                                                                        2000              1999
                                                                                        ----              ----
Cash flows from operating activities:
      Net income                                                                   $  1,333,000          82,000
      Gain on sale of Cobblestone Court                                              (1,541,000)           --
      Adjustments to  reconcile  net  income to net cash  provided  by (used in)
            operating activities:
                Adjustment to liquidation basis                                            --          (585,000)
                Depreciation and amortization                                           706,000         612,000
                Changes in accounts affecting operations:
                     Accounts receivable                                                138,000         (83,000)
                     Prepaid expenses                                                     6,000          56,000
                     Deferred expenses                                                  (93,000)         48,000
                     Accounts payable and accrued expenses                             (341,000)        202,000
                     Refundable tenant deposits                                          30,000          (4,000)
                                                                                    -----------        --------
                     Net cash provided by operating activities                          238,000         328,000
                                                                                    -----------        --------
Cash flows from investing activities:
      Capital expenditures                                                              (88,000)       (860,000)
      Proceeds from sale of Cobblestone Court, net of
            related expenses                                                          4,941,000            --
                                                                                    -----------        --------
                Net cash provided by (used in) investing activities                   4,853,000        (860,000)
                                                                                    -----------        --------
Cash flows from financing activities:
      Principal payments on mortgage notes payable                                  (13,826,000)       (174,000)
      Proceeds from mortgage notes payable                                            9,900,000         500,000
                                                                                    -----------        --------
            Net cash provided by (used in) financing activities                      (3,926,000)        326,000
                                                                                    -----------        --------
            Net increase (decrease) in cash                                           1,165,000        (206,000)

Cash, beginning of year                                                                  21,000         227,000
                                                                                    -----------        --------
Cash, end of year                                                                  $  1,186,000          21,000
                                                                                    ===========        ========
Supplemental disclosure of cash flow information --
      cash paid during the year for interest                                       $  1,145,000       1,005,000
                                                                                    ===========       =========

See accompanying notes to financial statements.

                   MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 2000 and 1999

(1)  Summary of Significant Accounting Policies

     (a)  Description of Business

          Maxus Real Property Investors-Four, L.P. (the Partnership) is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses, and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri (Woodhollow Apartments) which generated 88% of total revenues for the year ended November 30, 2000, and a retail shopping center (Cobblestone Court) located in Burnsville, Minnesota, a suburb of Minneapolis, which generated the remaining 12% of total revenues for the year ended November 30, 2000. Cobblestone Court was sold on May 24, 2000 (see note 7).

     (b)  Basis of Accounting

          The financial statements include only those assets, liabilities, and results of operations which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues, or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

          On January 21, 1999, a plan to sell the Partnership's property was approved by a majority of the limited partners. The Partnership entered into sales contracts on both properties at that time. As a result of the partners' approval to sell the properties and liquidate the Partnership, the Partnership's financial statements as of November 30, 1998 were prepared on a liquidation basis. Accordingly, assets were valued at estimated net realizable value and liabilities included estimated costs associated with carrying out the plan of liquidation. The Cobblestone Court sales contract provided for a net sale price of $3,100,000. Accordingly, a loss of $753,000 was recognized in 1998 to reduce the carrying value of the property to its fair value less costs to sell. The Woodhollow Apartments sales contract provided for a sale price of $14,600,000. The expected gain of $7,200,000, net of sales costs, was included as a deferred gain at November 30, 1998. Adjustments to convert to the liquidation basis of accounting in 1998 are summarized as follows:

                      Write-down to net realizable value of cobblestone Court            $   (753,000)
                      Increase to refelct net realizable value of Woodhollow Apartments     7,200,000
                      Deferral of gain on increase in net realizable value of
                         Woodhollow Apartments                                             (7,200,000)
                      Write-off of deferred debt costs and prepaid expenses                  (275,000)
                      Estimated liabilities associated with the liquidation of the
                         Partnership                                                          (10,000)
                                                                                          -----------
                                                                                         $ (1,038,000)
                                                                                          ===========

                                                                     (Continued)

                   MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 2000 and 1999

          In 1999, certain contingencies of the sale contracts were not fulfilled and the sale contracts were rendered null and void. As a result of the cancellation of the planned liquidation and the partners' intent to continue operations of the Woodhollow Apartments property, the 2000 and 1999 financial statements are not presented on the liquidation basis of accounting. The cost of liquidation and other accruals made in 1998 when adopting the liquidation basis were reversed in 1999 as follows:

                    Commission payables related to sale of Cobblestone Court          $  300,000
                    Write-off of deferred debt costs and prepaid expenses                275,000
                    Estimated liabilities associated with the liquidation
                       of the Partnership                                                 10,000
                                                                                       ---------
                                                                                      $  585,000
                                                                                       =========

          The 1998 write-down of Cobblestone Court was not reversed in 1999. As discussed in note 7, the Cobblestone Court property was sold in 2000.

     (c)  Ownership and Management

          On June 25, 1999, a complaint was filed by Bond Purchase, L.L.C. (Bond Purchase) against the Partnership and its general partner, Nooney Capital Corp. The complaint alleged that the defendants arranged for the sale of Partnership assets at a price which was less than another entity affiliated with the plaintiff was willing to pay. The complaint further alleged that Nooney Capital Corp., as a general partner of the Partnership, filed a proxy statement relating to the sale of Partnership assets which omitted certain unspecified material facts and which otherwise failed to provide completed information to the limited partners. In addition, the complaint alleged that the defendants refused to allow the plaintiff access to the books and records of the Partnership. The complaint sought injunctive relief against the proposed sale of the Partnership assets, damages for alleged violations of the Securities Exchange Act, damages for alleged breaches of fiduciary duty, appointment of a receiver for the Partnership, and an accounting. The Partnership and the general partner moved to dismiss the complaint on various grounds, including the fact that the sale transaction did not take place.

          On November 9, 1999, Bond Purchase acquired all outstanding stock of Nooney Capital Corp. In connection with that transaction, Nooney Capital Corp. changed its name to Maxus Capital Corp., and the Partnership entered into a property management agreement with Maxus Properties, Inc., an affiliate of Bond Purchase. The sale was part of a larger agreement entered into by affiliates of Nooney Capital Corp. with Bond Purchase and certain of its affiliates, pursuant to which, among other things, it was agreed to stipulate to the dismissal of certain lawsuits among the parties (including the complaint filed by Bond Purchase against the Partnership).
                                                                     (Continued)

                   MAXUS REAL PROPERTY INVESTORS--FOUR, L.P.

                         Notes to Financial Statements

                           November 30, 2000 and 1999

     (d)  Partnership Interests

          Pursuant to the terms of the Partnership Agreement, net income (loss) and cash distributions are allocated l% to the general partners and the remainder pro rata to the general and limited partners based upon the relationship of their original capital contributions.

          Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

     (e)  Investment Property

          Investment property is carried at cost less accumulated depreciation. The Partnership applies Statement of Financial Accounting Standards
          (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, for the recognition and measurement of impairment of long-lived assets to be held and used and assets to be disposed of. Management reviews each property for impairment whenever events or changes in circumstances indicate that the carrying value of a property may not be recoverable. The review of recoverability is based on an estimate of undiscounted future cash flows expected to result from its use and eventual disposition. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value of the property exceeds its estimated fair value.

          Investment properties are depreciated over their estimated useful lives of thirty years using the straight-line method. Furnishings and appliances are depreciated over five to seven years using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis. Depreciation is not recorded on investment property held for sale.

     (f)  Deferred Expenses

          Deferred expenses consist of financing costs and are amortized over the terms of the respective notes payable.

     (g)  Revenues

          Lease agreements are accounted for as operating leases, and rentals from such leases are reported as revenues ratably over the terms of the leases.

          Included in other revenues are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities, and common area maintenance. The income is recorded in the same period that the related expense is incurred.

     (h)  Use of Estimates

          Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.
                                                                     (Continued)

                   MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 2000 and 1999

     (2)  Mortgage Notes Payable

          Mortgage notes payable consist of the following:

                                                                                2000            1999
                                                                                ----            ----
                       Woodhollow Apartments mortgage note
                          monthly interest payments of $61,000, with
                          interest fixed at 7.45%, principal due
                          December 1, 2010, securedf by real property     $   9,900,000              --

                       Mortgage notes repaid in 2000:
                          Cobblestone Court Shopping Center mortgage
                             note                                                    --    $  4,555,000
                          Woodhollow Apartments mortgage note                        --       9,271,000
                                                                           ------------    ------------
                                                                          $   9,900,000      13,826,000
                                                                           ============      ==========

          As described in note 7, Cobblestone Court was sold in 2000. The proceeds from that sale were used, among other things, to repay the Cobblestone Court mortgage note described above. In addition, the Woodhollow Apartments mortgage note outstanding at November 30, 1999 was refinanced in November 2000. The new Woodhollow Apartments note requires that the Partnership deposit $7,504 each month, commencing January 2001, into a replacement reserve account. The note requires, in the event of prepayment by the Partnership, a substantial prepayment penalty.

(3)  Rental Revenues Under Operating Leases

          Certain Cobblestone Court lease agreements required tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $80,000 and $266,000 for the years ended November 30, 2000 and 1999, respectively. Contingent rentals were not significant for the years ended November 30, 2000 or 1999.

(4)  Federal Income Tax Status

          The general partners believe, based upon opinion of legal counsel, that the Partnership is a partnership for income tax purposes.

          Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' basis. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Gains and losses in connection with the write-up and write-down of investment property are not recognized for income tax purposes until the property is disposed of.
                                                                     (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statement

                           November 30, 2000 and 1999

          The comparison of financial statement and income tax reporting is as follows:

                                                Financial        Income
                                                Statement         Tax
                                                ---------         ---
                2000:
                  Net income                        $  1,333,000      3,245,000
                  Partners' deficit                   (1,713,000)    (3,434,000)
                                                      ==========     ==========
                1999:
                  Net income (loss)                 $     82,000        (49,000)
                  Partners' deficit                   (3,046,000)    (6,677,000)
                                                      ==========     ==========

(5)  Fair Value of Financial Instruments

          SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the Partnership to disclose fair value information for all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Partnership's financial instruments, other than debt, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, and refundable security deposits. The carrying value of these assets and liabilities in the balance sheets are assumed to be at fair value.

          The carrying value of the Partnership's mortgage note payable, which was executed in November 2000, approximates its fair value.

(6)  Segment Reporting

          During 2000 and 1999, the Partnership had two reportable operating segments--Cobblestone Court and Woodhollow Apartments. The accounting policies of the segments are the same as those described in note 1. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of general and administrative expenses, unusual and extraordinary items, and interest.

                                                          2000           1999
                                                          ----           ----
          Revenues:
            Cobblestone Court                         $  378,000        789,000
            Woodhollow Apartments                      2,692,000      2,452,000
            Reconciling items--corporate and other            --          9,000
                                                       ---------      ---------
                                                      $3,070,000      3,250,000
                                                       =========      =========

                                                                     (Continued)

                   MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 2000 and 1999

                                                      2000           1999
                                                      ----           ----
Depreciation and amortization:
   Cobblestone Court                             $   35,000          18,000
   Woodhollow Apartments                            671,000         594,000
                                                   --------       ---------
                                                 $  706,000         612,000
                                                  =========       =========
Loss before adjustment to liquidation basis
   Cobblestone Court                             $ (136,000)       (224,000)
   Woodhollow Apartments                             (2,000)       (265,000)
   Reconciling items--corporate and other           (70,000)        (14,000)
                                                   --------       ---------
                                                 $ (208,000)       (503,000)
                                                  =========       =========
Interest expense, net:
   Cobblestone Court                             $  195,000         368,000
   Woodhollow Apartments                            844,000         734,000
                                                   --------       ---------
                                                 $1,039,000       1,102,000
                                                  =========       =========

Capital expenditures--Woodhollow Apartments      $   88,000         860,000
                                                   --------       ---------
Assets:
   Cobblestone Court                             $    5,000       3,512,000
   Woodhollow Apartments                          8,405,000       7,790,000
   Reconciling items--corporate and other                --          12,000
                                                   --------       ---------
                                                 $8,410,000      11,314,000
                                                  =========      ==========

          Two major tenants occupied 35% of Cobblestone Court's rentable square footage in 2000 and 1999.

(7)  Sale of Cobblestone Court

          On January 28, 2000, a sales agreement with an unrelated third party was signed on the Cobblestone Court property that provided for a sale price of $5,100,000. The sale closed on May 24, 2000, resulting in a gain of $1,541,000.

                                                                     (Continued)

                   MAXUS REAL PROPERTY INVESTORS--FOUR, L.P.

                         Notes to Financial Statements

                           November 30, 2000 and 1999

(8)  Related Party Transactions

     Maxus Capital Corp. received Partnership management fees of $40,000 in 2000 provided for in the Partnership Agreement; no such amounts were paid in 1999. In addition, Maxus Properties, Inc., an affiliate of Maxus Capital Corp., received property management fees of $143,000 and $12,000 in 2000 and 1999, respectively.

(9)  Supplementary Quarterly Data (Unaudited)

                                                              2000
                                       --------------------------------------------------
                                       February 29     May 31     August 31   November 30
                                       -----------     ------     ---------   -----------
Total revenues                          $ 799,000      863,000     709,000      699,000
Gain on sale of Cobblestone
   Court                                       --    1,541,000          --           --
Net income (loss)                         (88,000)   1,520,000     (56,000)     (43,000)
Net income (loss) per limited
    partnership unit                        (6.41)      110.43       (4.07)       (3.13)
                                            =====       ======       =====        =====

                                                              1999
                                       --------------------------------------------------
                                        February 28    May 31     August 31   November 30
                                        -----------    ------     ---------   -----------
Total revenues                          $ 815,000      845,000     802,000      788,000
Adjustment to liquidation basis                --      585,000          --           --
Net income (loss)                         104,000      567,000    (487,000)    (102,000)
Net income (loss) per limited
  partnership unit                           7.54        41.17      (35.37)       (7.38)
                                             ====        =====      ======        =====

                                                                      Schedule 1

                   MAXUS REAL PROPERTY Investors-Four, L.P.

                       Reconciliation of Partners' Deficit

                           November 30, 2000 and 1999

                                                                              Limited          General
                                                                              partners         partners       Total
                                                                              --------         --------       -----
2000:
      Balance per statement of partners'  deficit                           $(1,417,000)      (296,000)    (1,713,000)
      Add:
           Selling commissions and other offering costs not deductible
             for income tax purposes                                          1,733,000           --        1,733,000
           Bad debt expense not deductible for income tax purposes               40,000           --           40,000
           Prepaid rents included in income for income tax purposes               1,000           --            1,000
           Write-down of investment property not recognized for income
             tax purposes                                                       565,000         10,000        575,000
                                                                                -------         ------        -------
                                                                                922,000       (286,000)       636,000

      Less excess depreciation deducted for income tax purposes               3,930,000        140,000      4,070,000
                                                                              ---------        -------      ---------
               Partners' deficit per tax return                             $(3,008,000)      (426,000)    (3,434,000)
                                                                             ==========       ========     ==========

1999:
      Balance per statement of partners'  deficit                           $(2,727,000)      (319,000)    (3,046,000)
      Add:
           Selling commissions and other offering costs not deductible
               for income tax purposes                                        1,733,000           --        1,733,000
           Bad debt expense not deductible for income tax purposes               31,000          1,000         32,000
           Prepaid rents included in income for income tax purposes              69,000          1,000         70,000
           Write-down of investment property not recognized for income
               tax purposes                                                   1,491,000         26,000      1,517,000
                                                                              ---------        -------      ---------
                                                                                597,000       (291,000)       306,000
      Less:
           Excess depreciation deducted for income tax purposes               6,780,000        190,000      6,970,000
           Rent concessions not recognized for income tax purposes               13,000           --           13,000
                                                                              ---------        -------      ---------
               Partners'  deficit per tax return                            $(6,196,000)      (481,000)    (6,677,000)
                                                                             ==========       ========     ==========

See accompanying independent auditors' report.

                   MAXUS REAL PROPERTY INVESTORS--FOUR, L.P.

                    Real Estate and Accumulated Depreciation

                               November 30, 2000



                                                                        Column C                                    Column D
                                                    -------------------------------------------------            -------------
                                                                 Initial cost to Partnership                         Costs
                                  Column B          --------------------------------------------------            capitalized
                               -------------                            Buildings and                            subsequent to
    Column A                    Encumbrances           Land             Improvements             Total            acquisition
-------------------------      --------------       ---------         ---------------         -----------        -------------
Woodhollow Apartments
Maryland Heights, Missouri      $  9,900,000        1,014,000            11,651,000            12,665,000          4,237,000
                                   =========        =========            ==========            ==========          =========

                 Column E                                                                                          Column I
-------------------------------------------------                                                               ---------------
           Gross amount at which                                                                                 Life on which
        carried at close of period                          Column F          Column G            Column H      depreciation in
--------------------------------------------------        -------------     -------------        ----------      latest income
                Buildings and                              Accumulated         Date of             Date          statement is
  Land           Improvements             Total            depreciation      construction         acquired         computed
--------       ---------------          ---------         --------------    --------------       ----------     ---------------
1,014,000         15,313,000            16,327,000          9,259,000         1971-1972            07/28/82        30 years
=========         ==========            ==========          =========

                                                                     (Continued)

                  MAXUS REAL PROPERTY INVESTORS--FOUR, L.P.

              Real Estate and Accumulated Depreciation, Continued

                     Years ended November 30, 2000 and 1999

                                                               2000            1999
                                                             -------         --------
Reconciliation of amounts in Column E:
     Balance at beginning of year                         $ 22,322,000      28,362,000
     Add cost of improvements                                   88,000         860,000
     Less sale of Cobblestone Court                         (6,083,000)     (6,900,000)
                                                            ----------      ----------

     Balance at end of year                               $ 16,327,000      22,322,000
                                                           ===========      ==========

Reconciliation of amounts in Column F:
     Balance at beginning of year                         $ 11,338,000      10,777,000
     Add depreciation expense                                  604,000         561,000
     Less accumulated depreciation on Cobblestone Court     (2,683,000)           --
                                                            ----------      ----------

Balance at end of year                                    $  9,259,000      11,338,000
                                                           ===========      ==========

The aggregate cost of real estate owned for federal
     income tax purposes                                  $ 16,902,000      23,839,000
                                                           ===========      ==========


See accompanying independent auditors' report.